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Exhibit 11.
Statement re: Computation of Earnings Per Share

Three Month Period Ended December 31, 1994                     Twelve Month Period Ended December 31, 1994


Weighted average                                                 Weighted average
of outstanding shares                  17,527,250  17,527,250    of outstanding shares                     16,021,978    16,021,978

Weighted average of outstanding                                  Weighted average of outstanding
shares issued in pooling                                         shares issued in pooling
transaction <F1>                        2,640,439   2,640,439    transaction <F1>                           2,640,439     2,640,439

Common equivalent shares:                                         Common equivalent shares:
  outstanding stock options <F2>          480,670     502,082      outstanding stock options <F2>               442,010     455,458

Other potentially dilutive securities:                            Other potentially dilutive securities:
  Convertible debentures                      N/A   4,104,335     convertible debentures                         N/A      4,104,335

Shares used in computing
net income per share                   20,648,359  24,774,106     Shares used in computing net

Net income                             $1,140,322  $1,140,322     Net income                              $  5,388,387   $5,388,387

Adjustments assuming full dilution:                               Adjustments assuming full dilution:
   Interest expense, net of taxes             N/A     556,399     interest expense, net of taxes                    N/A   1,053,378

Net income, assuming full                                         Net income, assuming
dilution                               $1,140,322  $1,696,721     full dilution                           $  5,388,387   $6,441,765

Net income per share                   $     0.06  $     0.07      Net income per share                    $       0.28   $     0.28

Dilution percentage                                               Dilution percentage
assuming full dilution <F3>                  N/A    (24.014)%     assuming full dilution <F3>                      N/A       1.650%

Net income per share used              $    0.06   $     0.06     Net income per share used               $       0.28   $     0.28

Notes:
<F1> - OSC shares issued in Magellan pooling are assumed outstanding for the entire year.
<F2> - Magellan stock options are assumed outstanding from original grant date.
<F3> - Provided that dilution is greater than 3%, the convertible debentures are considered dilutive in the calculation and presentation of per share data.

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